EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is entered into as of February 7, 2006, by and between Westbridge Research Group, a California corporation (the "Company"), and Christine Koenemann, an individual ("Executive"), with reference to the following facts:

         A. Executive currently serves as President, Secretary and Chief Financial Officer of Company.

         B. Company and Executive desire to continue the employment of Executive as President, Secretary and Chief Financial Officer of Company for a term of years and on certain other terms as stated herein.

         NOW, THEREFORE, in consideration of the foregoing facts and the mutual agreements set forth below, the parties agree as follows:

         1. EMPLOYMENT; TERM. Company hereby employs Executive, and Executive hereby accepts employment as President, Secretary and Chief Financial Officer of the Company, for a period commencing February 7, 2006 and ending February 7, 2009 (the "Term of Employment"). Executive also will serve in the same capacity for Westbridge Agricultural Products at no additional consideration.

         2. DUTIES.

             2.1 Executive's duties shall include the responsibilities of the President, Secretary and Chief Financial Officer of Company and, subject to control of the Board of Directors, to generally supervise, direct and control the business of Company. Executive shall also have the general powers and duties of management usually vested in the office of the President, Secretary and Chief Financial Officer of a corporation and shall have such other similar powers and duties as from time to time may be prescribed by the Board of Directors or the Bylaws.

             2.2 Executive shall devote substantially all of her productive time and her best efforts, knowledge, and skill to the operation, promotion, and advancement of Company's business, and to the proper and efficient discharge of her duties as described herein. Executive further covenants and agrees that she will not, directly or indirectly, engage or participate in any activities at any time during the term of her employment in conflict with the best interest of Company.

             2.3 During the term of this Agreement, Executive will not directly compete with the Company's business, whether alone, as a partner, or as an officer, director, executive, or shareholder of any other corporation, or as a trustee, a fiduciary, or other representative of any other entity which is in direct competition with the Company.

         3. COMPENSATION.

             3.1 Salary and Benefits. Company shall pay Executive a salary of $90,000 per annum ("Base Salary"), which shall be payable in the intervals consistent with the Company's normal payroll schedules. The Base Salary will be reviewed annually by the Board of Directors or the Board's Compensation Committee, but in no event may the Base Salary be reduced by more than ten percent (10%) in any year without the written agreement of Executive.

             3.2 Bonus. See Exhibit "A".

             3.3 Options. See Exhibit "B".

             3.4 Taxes. All compensation will be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by an employer to an Executive.

         4. BENEFITS.

             4.1 Executive shall be entitled to normal executive medical, dental, long-term disability, and life insurance as the Company may have in place from time to time. The Company will pay for the medical and dental insurance coverage of Executive's dependents if such payment is in accordance with Company's policy.

             4.2 Executive shall be entitled to such vacation and personal leave time as permitted by the Company pursuant to its policies. The timing and duration of any vacation shall be subject to the prior written notice to the Board of Directors.

             4.3 Executive shall be eligible to participate in and be covered by any pension, insurance, reimbursement, supplemental disability, and other plans maintained by the Company from time to time.

             4.4 The Company shall pay on Executive's behalf or reimburse Executive for reasonable expenses incurred in connection with her employment including any business travel, dues, cost of attending industry conventions, meetings, and entertainment expenses for entertainment aiding the development of the Company. Executive agrees to submit receipts and other documentation to support the above expenses as a condition of reimbursement therefore.

             4.5 If this Agreement is terminated other than by the death of Executive, Executive shall have the right to assume the key-person insurance policy that the Company has in place, if any.

         5. TERMINATION.

             5.1 Executive may voluntarily terminate her employment upon giving to Company not less than one hundred twenty (120) days written notice of Executive's intention to do so.

             5.2 This Agreement shall terminate upon the earlier of date of death, the date when Executive becomes "completely disabled" as that term is defined in Section 6 below, the expiration of the Term of Employment, or as otherwise permitted by law. In the event of death or disability, the Company shall continue Executive's salary for six (6) months from the date of death or complete disability. In the event of complete disability, the amount of salary continuation shall be reduced by the amount of any disability payments made to Executive under the Company's insurance policy. In addition, any stock options granted to Executive prior to death or complete disability which would normally vest during the twelve (12) months following such death or disability shall vest and may be exercised in accordance with the term of the options.

             5.3 The Company may terminate this Agreement for cause during the Term of Employment by written notice given to Executive, effective immediately or any later date specified by Company, in any of the following events:

             (a) conviction in a court of competent jurisdiction regarding any violation of law or regulation by Executive which affects adversely the ability of Executive to perform her duties, obligations and responsibilities herein or the good name, goodwill or reputation of Company,

             (b) the failure of Executive to carry out the reasonable directions of Company's Board of Directors, or

             (c) for any reason specified in California Labor Code Section 2924, a copy of which is attached hereto as Exhibit "C".

             There shall be no severance pay in the event of termination for cause.

         6. DEATH OF DISABILITY DURING TERM OF EMPLOYMENT. The term "completely disabled" as used herein shall mean the inability of the Executive to perform her duties hereunder for the reason that she has become permanently disabled within the meaning of any policy of disability income insurance covering Executives of the Company then in force. In the event the Company has no policy of disability income insurance covering the executives of the Company in force when Executive becomes disabled, the term "completely disabled" shall mean the inability of Executive to perform her duties hereunder by reason of any incapacity, physical or mental, which the Board of Directors of the Company, based upon medical advice or opinion provided by a licensed physician acceptable to said Board of Directors of the Company, determines to have incapacitated Executive from satisfactorily performing all of her usual services for the Company during the foreseeable future, taking into account the essential functions of Executive's position and the existence of reasonable accommodation, if any, to permit Executive to perform these duties. The action of said Board of Directors shall be final and binding and the date such action is taken shall be the date of such complete disability for purposes of termination of this Agreement.
                                       4

         7. EXECUTIVE'S DUTIES ON TERMINATION. Upon termination of this Agreement, Executive shall deliver promptly to the Company all equipment, notebooks, property, documents, memoranda, reports, files, books, correspondence, lists, or other written or graphic records and the like, relating to the Company's business, which are or have been in Executive's possession or under her control.

         8. CONFIDENTIALITY AGREEMENT AND FUTURE INVENTIONS. Executive shall sign a Proprietary Information and Inventions Agreement in the form set forth in Exhibit "D".

         9. ASSIGNMENT AND BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, administrators and legal representatives. Neither this Agreement nor the rights or obligations hereunder shall be assignable by Executive. The rights and obligations hereunder shall inure to the benefit of and be binding upon the successors, assigns, and legal representatives of the Company.

         10. NOTICES. All notices or demands of any kind required or permitted to be given by the Company or Executive hereunder shall be given in writing and shall be delivered personally (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, as follows:

         If intended for the Company:            Westbridge Research Group
                                                 1150 Joshua Way
                                                 Vista, CA 92081
                                                 Attn: Chairman

         If intended for the Executive:          Christine Koenemann
                                                 __________________________
                                                 __________________________

Any such written notice shall be deemed received when personally delivered (and receipted for) or on the fourth (4th) day following its deposit in the United States Mail, as specified herein. Any Party may change the address to which notice is intended for it; such change of address shall be sent by a notice to the other party given in the manner specified in this section.

         11. CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

         12. INTEGRATION. This Agreement contains the entire agreement of the parties and cannot be amended or modified except by written agreement between Executive and the Company.

         13. WAIVER. No term or condition of this Agreement or the breach thereof shall be deemed waived, except by written consent of the Party against whom the waiver is claimed and any waiver or any condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant, term or condition.

         14. SEVERABILITY. The unenforceability, invalidity, or illegality of any provision in this agreement shall not render any other provision in this Agreement unenforceable, invalid, or illegal.

         15. INTERPRETATION; CONSTRUCTION. The captions of the sections of this Agreement are for convenience only and shall not be deemed to be relevant in resolving any question of interpretation or construction of this Agreement. This Agreement shall not be interpreted for or against any party on the basis that a Party drafted the Agreement or caused it to be drafted.

         16. REPRESENTATIONS AND WARRANTIES. Executive represents and warrants that she is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that her execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity.

         17. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, the employment of Executive by the Company, or relating to the termination of that employment, including all claims in tort or contract, pursuant to statute or otherwise, and including any claim as to the arbitrability of any claim or controversy and any claim for rescission, shall be settled by binding arbitration before a single, neutral arbitrator in San Diego County, California by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The arbitrator shall have power to interpret this Agreement, but shall have no power to alter or amend this Agreement. The arbitrator may award his/her fees, the costs or arbitration, and attorney's fees. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the Company may pursue equitable remedies, including injunctive relief, against the breach of any such term or in aid of the exercise of any power granted in this Agreement, or any combination thereof, in any court having jurisdiction thereof, without resort to arbitration.

         18. LEGAL COUNSEL. Executive acknowledges that she has the right and opportunity to seek the advice of independent counsel of Executive's own choosing with respect to Executive's legal rights and obligations and the legal effect of this Agreement. Executive further acknowledges that she has either sought or declined to seek the advice of legal counsel and that Executive has read the Agreement and is fully aware of the contents thereof and its meaning and legal effect.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

The Company:                                 Executive:

Westbridge Research Group,
a California corporation                     /s/ Christine Koenemann
                                             -----------------------------------
                                             Christine Koenemann
By: /s/ William Fruehling
    -----------------------------------
    William Fruehling, Chairman

                                   EXHIBIT "A"

                                      BONUS

For each fiscal year the Compensation Committee shall establish a performance target which shall include three components of overall Company performance: (i) sales, (ii) operating profit and (iii) working capital. Achievements of specified levels above the performance target will result in an award not to exceed $50,000.

35% of Net Profit (EBIT) shall be the maximum total bonus pool. 35% of the bonus pool shall be paid to Executive.

Prior to the payment of a bonus award, the Committee must certify the level of performance during the year to which such bonus award relates.

COMPANY PERFORMANCE
-------------------


         FINANCIAL MEASURES
                  Sales, operating profit, and working capital

                           60% of bonus

         OPERATIONAL MEASURES
                  ADDITIONAL DISTRIBUTION CHANNELS - DOMESTIC OR INTERNATIONAL

                           20% of bonus

                  OTHER
                  Recruitment of consultants and/or other key personnel Recruitment of Board Members
                  Morale and turnover
                  Trademarks
                  Contracts
                  Insurance
                  Shareholder relations

                           20% of bonus

The bonus award shall be paid as soon as practical after the end of the fiscal year to which such bonus award relates.

Whether Executive voluntarily or involuntarily, is terminated, demoted, transferred or otherwise ceases to be an Executive Officer at any time during a year, she shall not be eligible to receive a partial year bonus award, except when the reason for leaving the position is for reasons of health or retirement.

                                   EXHIBIT "B"

                                     OPTIONS


None

                                   EXHIBIT "C"



CALIFORNIA LABOR CODE SECTION 2924 - EMPLOYMENT FOR SPECIFIED TERM; GROUNDS FOR TERMINATION BY EMPLOYER

         An employment for a specified term may be terminated at any time by the employer in case of any willful breach of duty by the Executive in the course of his employment, or in case of his habitual neglect of his duty or continued incapacity to perform it.

                                   EXHIBIT "D"


                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT



In consideration of the execution of an Employment Agreement by Westbridge Research Group (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during the term of my employment and thereafter, I will hold in strict confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below) except as such disclosure, use or publication may be required in connection with my work for the Company or unless an appropriate officer of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all trade secrets rights, patent rights, copyrights, mask work rights and all other rights through out the world (collectively, "Proprietary Rights") in connection therewith.

2. "PROPRIETARY INFORMATION". As herein stated "Proprietary Information" shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Company. By way if illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, ideas, processes, formulas, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions") and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, processes and costs, suppliers and customers.

3. THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

4. ASSIGNMENT OF INVENTIONS. I hereby confirm my assignment to the Company all my rights, title and interest in and to all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registerable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to or as directed by the Company by this paragraph 4 are hereinafter referred to as "Company Inventions". I recognize that this Agreement does not require assignment of any invention which qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter "Section 2870") which provides as follows:

         "i. Any provision in an employment agreement which provides that an Executive shall assign or offer to assign, any of her or her rights in an invention to his or her employer shall not apply to an invention that the Executive developed entirely on his or her own time without using the employer's equipment, supplies, facilities or trade secret information except for those inventions that either:

                  (1) Relate at the time of conception or reduction to practice to the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.


                  (2) Result from any work performed by the Executive for the employer.

         ii. To the extent a provision in an employment agreement purports to require an Executive to assign an invention otherwise excluded form being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable."

5. GOVERNMENT. I also agree to assign all my right, title and interest in and to any and all Inventions, required to be transferred to the United States required by a contract between the Company and the United States or any of its agencies.

6. WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) in the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyrights Act (17 U.S.C., Section 101).

7. ENFORCEMENT OF PROPRIETARY RIGHTS. I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To the end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights to the Company or its designee. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, and the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

8. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and an Executive Employment Agreement does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and agree I will not enter into, an agreement either written or oral in conflict herewith.

9. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement for technical and management personnel.

10. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the rights to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

11. NOTICES. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing, and deemed to have been duly given when delivered by the U.S. Postal Service, postage prepaid, certified, return receipt requested, four business days after the date on the postal receipt for payment of the certified mailing. The notices shall be mailed to the following addresses:

            The Company                 Westbridge Research Group
                                        1150 Joshua Way
                                        Vista, CA 92081
                                        Attn: Chairman

            The Executive               Christine Koenemann
                                        2722 Cita Avenue
                                        Escondido, CA  92029

12. GOVERNING LAW. This Agreement will be governed by and construed according to the law of the State of California.

13. ATTORNEY FEES AND COSTS. If either of the Parties hereto brings any action to enforce her or its rights hereunder, the prevailing party in any such action shall be entitled to recover her or its reasonable attorneys' fees and costs incurred in connection with such action.

14. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the Parties, it supersedes any and all prior oral or written Agreements entered into since the first meeting between the Company and me. This includes all such representations, interpretations, omissions or other material facts including but not limited or any assumed bailiffs of the Parties hereto.

15. SEVERABILITY. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision will be deemed stricken from the Agreement and the remaining provisions will continue in full force and effect.

16. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

17. WAIVERS. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of the Agreement.



Dated: February 7, 2006                       /s/ Christine Koenemann
                                              ----------------------------------
                                              Christine Koenemann